Exhibit 99.1
For Immediate Release

Contact:	Alex Lombardo or Nikki Sacks	Steve Shattuck
	Investors	Media
	(608) 661-4791	(608) 661-4731
Great Wolf Resorts Reports 2010 Second Quarter Results
~ Company Perfoms at Top End of Second Quarter Guidance ~
~ Same Store Total RevPOR Increases 3.3% ~
     MADISON, Wis., August 3, 2010—Great Wolf Resorts, Inc. (NASDAQ: WOLF), North America’s leading family of indoor waterpark resorts, reported results today for the second quarter ended June 30, 2010.
Second Quarter and Subsequent 2010 Highlights
•	Adjusted EBITDA was $16.6 million in the quarter.

•	Same store total revenue per occupied room increased 3.3 percent.

•	Signed a license and management agreement for a new Great Wolf Lodge resort to be built in Garden Grove, CA, near Los Angeles and Anaheim.

•	Acquired a majority equity interest in Creative Kingdoms, LLC, the developer of MagiQuest®.

•	Announced plans for the first freestanding Scooops® Kid Spa to be opened in the Mall of America.

•	Eliminated all debt maturities through 2011 with sale of $230 million of first mortgage notes.
     For the second quarter ended June 30, 2010, the Company reported a net loss of $(12.8) million, or $(0.41) per diluted share, compared to a net loss $(5.7) million, or $(0.18) per diluted share for the same period a year earlier. The year over year change was due mainly to the effects of a non-cash charge for the write-off of $3.5 million of unamortized loan costs in conjunction with the refinancing of three mortgage loans in the second quarter of 2010, higher interest expense in the 2010 second quarter, and a lower income tax benefit in 2010.

     “The value of a Great Wolf vacation continues to resonate with our guests,” said Kim Schaefer, chief executive officer. “Even though the consumer economic environment remains challenging and people are still cautious with their discretionary spending, we are fulfilling family vacation needs. We feel this continues to speak to the value and quality we offer in providing a family vacation experience.”
     Ms. Schaefer continued, “Beyond our core resort operations, we had a productive quarter as we remain focused on expanding and extending the platform we have developed over the past 13 years. We announced the signing of an additional license and management agreement, which continues our capital light growth strategy. We acquired a majority interest in Creative Kingdoms, LLC, a developer of experiential gaming products including the MagiQuest game attraction currently installed at nine of our resorts. We also announced in July the pending opening of the first standalone Scooops Kid Spa, a concept we have previously introduced at 11 of our resorts.”
     “MagiQuest and Scooops have provided benefits to our resorts, and we believe these amenities have the potential for expansion into other areas outside of our resorts,” Ms. Schaefer added. “We are excited about our prospects in continuing to grow by taking advantage of our well-established products, proprietary amenities and relationships with business partners. I am confident that as we continue to innovate and extend the Great Wolf Lodge brand and our proprietary amenities, we will create additional value for our shareholders.”
Operating Results
     Total revenues were $68.4 million compared to $68.6 million in the second quarter of 2009. The slight decline was due to in part to the impact of the timing of school vacations including spring break, which fell primarily in the second quarter in 2009 compared to first quarter this year at many schools, and a late start to summer vacation in a few key markets due to the need to make-up missed school days due to extreme weather conditions. Adjusted EBITDA in the quarter was $16.6 million compared to $17.3 million in the second quarter of 2009.
     As a percentage of total revenue, adjusted EBITDA was 24.3 percent compared to 25.2 percent in the second quarter of 2009. The reduction in margin was driven primarily by a decline in revenue in peak demand periods, due to the shift in timing of school vacations including spring break in 2010. As a percentage of revenues, resort departmental expenses, selling, general and administrative (SG&A) costs and property operating costs increased modestly by 25 basis points to 67.9 percent, from the second quarter of 2009. As a percentage of revenues, SG&A costs declined by 44 basis points to 21.9 percent in the 2010 second quarter.
Brand Results
     Same store revenue per available room (RevPAR) in the second quarter of 2010 was down 0.3 percent (1.7 percent decrease using constant dollars, which normalizes the foreign currency translation effect on operating statistics of the Company’s Canadian resort). Same store occupancy was down 230 basis points. In the second quarter of 2010, approximately 80 percent of the Company’s system-wide room nights sold were to leisure guests. Same store average daily rate (ADR) increased 3.4 percent (1.9 percent using constant dollars). Total same store revenue per occupied room (Total RevPOR), which includes revenue from rooms, food and beverage, and other amenities, increased 3.3 percent (1.7 percent using constant dollars).
     Same store RevPAR for Great Wolf’s Generation II resorts, which are generally larger resorts that better represent the Company’s current resort development model and contribute more than 80 percent of the Company’s Adjusted EBITDA, decreased 0.4 percent (2.1 percent decrease using constant dollars) versus 2009. Same store occupancy decreased 220 basis points, with an increase in group occupancy offset by a decline in leisure. Same store ADR increased 3.1 percent (1.3 percent using constant dollars), while total RevPOR for Generation II resorts increased 2.9 percent (0.9 percent using constant dollars).
     The Company’s RevPAR performance has substantially outperformed the overall U.S. hotel industry’s during the recession over the past two years. Because of the severe declines in overall U.S. hotel industry RevPAR from late 2008 through early 2010, and Great Wolf’s relative stability during that same period, the Company believes a two-year cumulative change in RevPAR, comparing 2010 to 2008, is a more meaningful comparison than the RevPAR change compared to 2009. The following table summarizes second quarter operating statistics on a two-year basis (comparing 2010 results to 2008 results) for the overall U.S. hotel industry according to Smith Travel Research data and the Company’s resorts:

			Same Store Great
			Wolf Lodge		Same Store Great
	Overall U.S.		Properties –		Wolf Lodge
	Hotel Industry		Generation II		Properties – All
Occupancy	(430	)bps	(560	)bps	(600	)bps
ADR	(8.8)%		0.0%		0.9%
RevPar	(14.7)%		(7.8)%		(8.1)%
Brand Activities
     In June 2010, the Company announced that it has acquired a majority stake in Creative Kingdoms, LLC, a developer of experiential gaming products including MagiQuest, a high-tech, interactive, fantasy entertainment game. The Company acquired a 62.4% preferred equity interest in Creative Kingdoms in exchange for $9.9 million (principal balance plus accrued interest) of convertible indebtedness owed by Creative Kingdoms to the Company.
     The Company also announced in June that it signed license and management agreements related to the development of a new 600-suite Great Wolf Lodge resort in Garden Grove, California. The resort will be located less than two miles from Disneyland, near Anaheim and Los Angeles, and will be developed by McWhinney. Once complete, Great Wolf Lodge in Garden Grove’s International West Resort will be a full-service, family destination resort with 600 suites, 30,000 square feet of meeting space and 100,000 square feet of indoor waterpark and additional indoor entertainment areas and amenities. Great Wolf Resorts will receive license fees for use of the Great Wolf Lodge brand name and other intellectual property at the resort, and will receive management fees to operate the resort on behalf of the owner. The Company will also advise on certain development-related matters. The resort will be owned by a joint-venture, with Great Wolf Resorts receiving a minority equity interest for its development-related services.
     In July 2010, the Company announced the opening of the first Scooops Kid Spa outside of a Great Wolf Lodge resort. This first freestanding Scooops Kid Spa is scheduled to open in August 2010 at Mall of America, a popular retail destination and entertainment complex in Bloomington, Minnesota. Scooops Kid Spa offers its young clientele the perfect pamper package, complete with ice-cream themed manicures, pedicures and hair treatments, specially designed for children ages 4 to 15.
Balance Sheet and Liquidity
     As previously announced, in April 2010, the Company’s subsidiaries, GWR Operating Partnership, L.L.L.P. and Great Wolf Finance Corp., completed an offering of $230 million aggregate principal amount of first mortgage notes. These notes were issued at a price to investors of 95.347 percent of their principal amount, bear a fixed interest rate of 10.875 percent per year and mature on April 1, 2017. The net proceeds from the offering were used to repay the outstanding mortgage debt on the Company’s Mason, Ohio; Williamsburg, Virginia; and Grapevine, Texas properties, all of which had maturity dates in 2011.
     The Company has no debt maturities until 2012 and no significant long-term capital commitments for construction or development of new properties. Over the near term, the Company intends to utilize the substantial portion of its free cash flow to manage its balance sheet leverage.
As of June 30, 2010, the Company had:
Unrestricted cash and cash equivalents: $30.4 million

Total debt: $553.5 million

Total secured debt: $473.0 million

Total unsecured debt: $80.5 million

Weighted average cost of total debt: 8.4%

Weighted average debt maturity: 7.4 years
Outlook and Guidance
     The Company is introducing the following outlook and earnings guidance for the third quarter and is updating its net income expectations and maintaining its adjusted EBITDA expectations for full year 2010. The outlook and earnings guidance information is based on the Company’s current assessment of business conditions, including a forecast of consumer demand and discretionary spending trends. The Company may update any portion of its business outlook at any time as conditions dictate:

	Q3 2010		Full year 2010
(amounts in millions, except per share data)	Low	High	Low	High
Net income (loss)	$(4.8)	$(1.3)	$(43.8)	$(38.8)
Net income (loss) per diluted share	$(0.16)	$(0.04)	$(1.41)	$(1.25)
Adjusted EBITDA (a)	$22.1	$25.6	$64.5	$69.5

(a)	For reconciliations of Adjusted EBITDA, see tables accompanying this press release.
     The forecast above assumes third quarter 2010 same store RevPAR in the range of a (2) percent decline to 1 percent growth in constant dollars versus third quarter 2009 and a full year 2010 same store RevPAR in the range of a (2) percent decline to 2 percent growth.
     Adjusted EBITDA is a non-GAAP financial measure within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measure” section of this press release. A reconciliation of Adjusted EBITDA is provided in the tables of this press release.
Conference Call
     Great Wolf Resorts will hold a 2010 second quarter results conference call today at 9:00 a.m. ET, hosted by Chief Executive Officer Kim Schaefer and Chief Financial Officer Jim Calder. Stockholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto the Company’s Web site, www.greatwolf.com, and clicking on “Corporate” at the bottom of the page. Interested parties may also call 1-877-407-9039, or for international callers 1-201-689-8470. A recording of the call will be available by telephone until midnight on August 10, 2010 by dialing 1-877-660-6853, or for international callers 1-201-612-7415, using account number 3055 along with the conference ID 353658.
Non-GAAP Financial Measure
     Included in this press release is a “non-GAAP financial measure,” which is a measure of the Company’s historical or future performance that is different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that Great Wolf Resorts believes is useful to investors. The following discussion defines Adjusted EBITDA and presents the reasons the Company believes it is a useful measure of the Company’s performance. Great Wolf Resorts defines Adjusted EBITDA as net income (loss) plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash employee and director compensation, (e) costs associated with early extinguishment of debt or postponement of capital markets offerings, (f) opening costs of projects under development, (g) equity in earnings (loss) of unconsolidated related parties, (h) gain or loss on disposition of property or investments, (i) separation payments to senior executives, (j) environmental liability costs, (k) asset impairment charges, (l) non-controlling interests, (m) acquisition-related expenses, and (n) other unusual or non-recurring items. Adjusted EBITDA as calculated by the

Company is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund the Company’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or the Company’s other financial information as determined under GAAP.
     Management believes Adjusted EBITDA is useful to an investor in evaluating the Company’s operating performance because a significant portion of its assets consists of property and equipment that are depreciated over their remaining useful lives in accordance with GAAP. Because depreciation and amortization are non-cash items, management believes that presentation of Adjusted EBITDA is a useful measure of the Company’s operating performance. Also, management believes measures such as Adjusted EBITDA are widely used in the hospitality and entertainment industries to measure operating performance.
     Therefore, the Company presents Adjusted EBITDA because it may help investors to compare Great Wolf Resorts’ ongoing performance before the effect of various items that do not directly affect the Company’s ongoing operating performance.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Act of 1995. All statements, other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, business strategy, projected levels of growth, projected costs and projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Great Wolf Resorts, Inc. and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “might,” “will,” “could,” “plan,” “objective,” “predict,” “project,” “potential,” “continue,” “ongoing,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to, competition in the Company’s markets, changes in family vacation patterns and consumer spending habits, regional or national economic downturns, the Company’s ability to attract a significant number of guests from its target markets, economic conditions in its target markets, the impact of fuel costs and other operating costs, the Company’s ability to develop new resorts in desirable markets or further develop existing resorts on a timely and cost efficient basis, the Company’s ability to manage growth, including the expansion of the Company’s infrastructure and systems necessary to support growth, the Company’s ability to manage cash and obtain additional cash required for growth, the general tightening in the U.S. lending markets, potential accidents or injuries at its resorts, decreases in travel due to pandemic or other widespread illness, its ability to achieve or sustain profitability, downturns in its industry segment and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage, the Company’s ability to protect its intellectual property, trade secrets and the value of its brands, current and possible future legal restrictions and requirements. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Great Wolf Resorts cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.
     Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.
About Great Wolf Resorts, Inc.
Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns, licenses and/or operates its family resorts under the Great Wolf Lodge® and Blue Harbor Resort™ brands. Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C.; and Blue Harbor Resort & Conference Center in Sheboygan, Wis. Through Great Wolf Resorts’ environmental sustainability program, Project Green Wolf™, the Company is the first and only national hotel chain to have all US properties Green Seal™ Certified – Silver.
The Company’s resorts are family-oriented destination facilities that generally feature 300 – 600 rooms and a large indoor entertainment area measuring 40,000 – 100,000 square feet. The all-suite properties offer a variety of room styles, arcade/game rooms, fitness rooms, themed restaurants, spas, supervised children’s activities and other amenities. Additional information may be found on the Company’s Web site at www.greatwolf.com.

Great Wolf Resorts, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; dollars in thousands, except per share amounts)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Revenues:
Rooms	$39,460	$40,310	$81,248	$76,655
Food and beverage	11,456	11,305	23,073	21,207
Other	10,379	10,160	20,587	19,125
Management and other fees	1,520	1,612	3,175	3,425

	62,815	63,387	128,083	120,412
Other revenue from managed properties	5,613	5,238	11,024	10,520

Total revenues	68,428	68,625	139,107	130,932

Operating expenses:
Resort departmental expenses	23,358	23,237	46,281	42,949
Selling, general and administrative	14,967	15,311	33,129	29,889
Property operating costs	8,163	7,903	17,197	15,873
Opening costs for projects under development	7	2,452	7	6,824
Non-cash employee and director compensation	516	435	1,061	469
Environmental liability costs	(1,262)	—	(1,227)	32
Depreciation and amortization	13,612	14,630	27,632	27,216
Debt extinguishment costs	3,498	—	3,498	—
Acquisition-related expenses	265	—	265	—
Loss on disposition of property	9	—	19	191

	63,133	63,968	127,862	123,443
Other expenses from managed properties	5,613	5,238	11,024	10,520

Total operating expenses	68,746	69,206	138,886	133,963

Operating (loss) income	(318)	(581)	221	(3,031)

Investment income	(276)	(336)	(565)	(720)
Interest income	(180)	(148)	(433)	(336)
Interest expense	12,459	8,777	21,658	15,044

Loss before equity in loss of unconsolidated affiliates and income taxes	(12,321)	(8,874)	(20,439)	(17,019)

Income tax expense (benefit)	189	(3,635)	369	(6,783)
Equity in loss (income) of unconsolidated affiliates, net of tax	210	467	(23)	1,115

Net loss	(12,720)	(5,706)	(20,785)	(11,351)

Net loss attributable to noncontrolling interest, net of tax	40	—	40	—

Net loss attributable to Great Wolf Resorts, Inc.	$(12,760)	$(5,706)	$(20,825)	$(11,351)

Net loss per share:
Basic	$(0.41)	$(0.18)	$(0.67)	$(0.36)
Diluted	$(0.41)	$(0.18)	$(0.67)	$(0.36)

Weighted average common shares outstanding:
Basic	31,000	31,263	30,919	31,123
Diluted	31,000	31,263	30,919	31,123

Great Wolf Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures
(Unaudited; dollars in thousands, except per share amounts)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net loss attributable to Great Wolf Resorts, Inc.	$(12,760)	$(5,706)	$(20,825)	$(11,351)

Adjustments:
Opening costs for projects under development	7	2,452	7	6,824
Non-cash employee and director compensation	516	435	1,061	469
Environmental liability costs	(1,262)	—	(1,227)	32
Depreciation and amortization	13,612	14,630	27,632	27,216
Debt extinguishment costs	3,498	—	3,498	—
Acquisition-related expenses	265	—	265	—
Loss on disposition of property	9	—	19	191
Interest expense, net	12,279	8,629	21,225	14,708
Equity in loss (income) of unconsolidated affiliates, net of tax	210	467	(23)	1,115
Income tax expense (benefit)	189	(3,635)	369	(6,783)
Noncontrolling interest, net of tax	40	—	40	—

Adjusted EBITDA (1)	$16,603	$17,272	$32,041	$32,421

Great Wolf Resorts, Inc.
Operating Statistics — Great Wolf Lodge Resorts

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Great Wolf Lodge Brand Properties — All
Occupancy	59.7%	62.5%	60.0%	61.4%
ADR	$242.05	$233.73	$251.39	$243.63
RevPAR	$144.43	$146.16	$150.86	$149.65
Total RevPOR	$374.75	$362.73	$388.50	$376.18
Total RevPAR	$223.61	$226.82	$233.15	$231.07

Great Wolf Lodge Brand Properties — Same Store (2)
Occupancy	60.4%	62.7%	60.9%	61.5%
ADR	$240.74	$232.92	$251.09	$243.74
RevPAR	$145.51	$145.96	$152.79	$149.78
Total RevPOR	$373.17	$361.36	$388.46	$376.04
Total RevPAR	$225.55	$226.44	$236.38	$231.09

Great Wolf Lodge Brand Properties — Consolidated (3)
Occupancy	59.8%	62.3%	59.6%	61.3%
ADR	$254.46	$251.21	$264.51	$264.96
RevPAR	$152.18	$156.61	$157.68	$162.46
Total RevPOR	$388.08	$382.87	$402.06	$400.69
Total RevPAR	$232.08	$238.69	$239.67	$245.67

Great Wolf Lodge Brand Properties — Consolidated — Same Store
Occupancy	61.0%	62.5%	60.9%	61.3%
ADR	$254.22	$252.74	$265.96	$264.96
RevPAR	$155.20	$158.01	$161.89	$162.46
Total RevPOR	$387.53	$383.94	$403.98	$400.69
Total RevPAR	$236.58	$240.04	$245.89	$245.67

Great Wolf Lodge Brand — Generation I Resorts — Same Store (4)
Occupancy	51.4%	53.5%	51.9%	53.7%
ADR	$189.56	$182.15	$198.88	$190.87
RevPAR	$97.52	$97.49	$103.15	$102.52
Total RevPOR	$286.54	$273.47	$303.29	$289.39
Total RevPAR	$147.42	$146.36	$157.30	$155.43

Great Wolf Lodge Brand — Generation II Resorts — Same Store (5)
Occupancy	64.4%	66.6%	64.8%	64.8%
ADR	$258.56	$250.69	$269.36	$262.92
RevPAR	$166.42	$167.08	$174.48	$170.48
Total RevPOR	$403.34	$392.12	$418.26	$407.49
Total RevPAR	$259.60	$261.33	$270.93	$264.23

Great Wolf Lodge Brand — Properties Securing First Mortgage Notes (6)
Occupancy	60.5%	63.9%	57.9%	59.9%
ADR	$256.74	$251.91	$264.16	$259.03
RevPAR	$155.36	$160.95	$152.95	$155.06
Total RevPOR	$394.43	$386.76	$407.24	$399.16
Total RevPAR	$238.68	$247.11	$235.79	$238.94
The company defines its operating statistics as follows:
     Occupancy is calculated by dividing total occupied rooms by total available rooms.
     Average daily rate (ADR) is the average daily room rate charged and is calculated by dividing total rooms revenue by total occupied rooms.
     Revenue per available room (RevPAR) is the product of (a) occupancy and (b) ADR.
Total revenue per occupied room (Total RevPOR) is calculated by dividing total resort revenue (including revenue from rooms, food and beverage, and other amenities) by total occupied rooms.
     Total revenue per available room (Total RevPAR) is the product of (a) occupancy and (b) Total RevPOR.

Great Wolf Resorts, Inc.
Reconciliations of Outlook Financial Information (7)
(in thousands, except per share amounts)

	Three Months
	Ending	Year Ending
	September 30,	December 31,
	2010	2010
Net loss	$(3,100)	$(41,320)

Adjustments:
Non-cash employee compensation and professional fees	500	2,100
Depreciation and amortization	14,400	56,800
Interest expense, net	12,300	45,700
Equity in loss in unconsolidated affiliates	(400)	250
Environmental liability costs	—	(1,200)
Debt extinguishment costs	—	3,500
Loss on disposition of property	—	20
Opening costs for projects under development	—	100
Acquisition-related expenses	—	300
Noncontrolling interests	—	50
Income tax expense	200	700

Adjusted EBITDA (1)	$23,900	$67,000

Net loss per share:
Basic	$(0.10)	$(1.33)
Diluted	$(0.10)	$(1.33)

Weighted average shares outstanding:
Basic	31,000	31,000
Diluted	31,000	31,000

(1)	See discussion of Adjusted EBITDA located in the “Non-GAAP Financial Measure” section of this press release.

(2)	Same store properties comparison includes Great Wolf Lodge resorts that were open for the full periods with a comparable number of available rooms in both 2010 and 2009.

(3)	Consolidated properties comparison includes Great Wolf Lodge resorts that are consolidated for financial reporting purposes (that is, the company’s Traverse City, Kansas City, Williamsburg, Pocono Mountains, Mason, Grapevine and Concord resorts).

(4)	Generation I properties same store comparison includes only Great Wolf Lodge resorts of approximately 300 rooms or less that were open for the same periods in 2010 and 2009.

(5)	Generation II properties same store comparison includes only Great Wolf Lodge resorts of approximately 400 rooms or more that were open for the same periods with a comparable number of available rooms in 2010 and 2009.

(6)	The properties securing First Mortgage Notes are the company’s Williamsburg, Mason and Grapevine resorts.

(7)	The company’s outlook reconciliations use the mid-points of its estimates of Adjusted EBITDA.